Exhibit 99.1

FOR IMMEDIATE RELEASE	April 12, 2012

Rowan Updates Timing of Change in Corporate Structure

HOUSTON, TEXAS – Rowan Companies, Inc. (NYSE: RDC) reminds its stockholders that the special meeting to approve the previously announced plan to change Rowan’s corporate structure will be held on April 16, 2012. The change in corporate structure would result in the Company becoming a wholly owned subsidiary of a new U.K. parent holding company to be named “Rowan Companies plc” (“Rowan UK”).

The Board of Directors has previously unanimously approved the change as it believes the move will enhance stockholder value by improving Rowan’s long-term competitive position as a global contract driller. Under the proposed plan, which must be approved by our stockholders at the April 16 meeting, Rowan’s legal domicile would effectively change from Delaware to the United Kingdom, where it already has substantial and growing operations.

The Company previously disclosed in its proxy statement that it might pursue a Class A Share structure instead of an American depositary share (“ADS”) structure, and confirms today that it is actively pursuing such a Class A Share structure. If successful in these efforts, Class A Shares of Rowan UK would ultimately be delivered to holders of our common stock in conjunction with the closing of the transaction.

In pursuing the Class A Share structure, the Company is currently considering ways of making the Class A Shares eligible for the depository and book-entry transfer services of The Depository Trust Company, thereby making such shares eligible for delivery to our stockholders and listing on the NYSE in lieu of ADS following closing of the underlying merger transaction. The Company would amend its listing application with the NYSE in order to list the Class A Shares. If the Class A Share structure is implemented, Rowan UK shareholders would be able to readily hold and trade Class A Shares instead of ADS and, as a result, the Company would expect to maintain its participation in the S&P 500 Index. Should the Company’s stockholders approve the merger on April 16, we expect the merger would not take place until May in order to allow us to finalize the Class A Share structure, obtain the necessary approvals and accommodate the listing on the NYSE.

Although the Company is pursuing a Class A Share structure, there can be no assurance that the Company will be successful in such efforts and may ultimately close under an ADS structure. In such an event, the Company may still convert to a Class A Share structure at some point after the closing.

Rowan Companies, Inc. is a major provider of global offshore contract drilling services with a leading position in high-specification jack-up rigs. The Company’s fleet of 31 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, Southeast Asia and the Gulf of Mexico. Rowan will enter the ultra-deepwater market with three high-specification drillships expected to be delivered starting in late 2013. Rowan’s stock is traded on the NYSE under the symbol “RDC”. For more information on Rowan, please visit www.rowancompanies.com.

2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056

Tel: (713) 621-7800 Fax: (713) 960-7509

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the proposed change in corporate structure as well as statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations, including changes in tax laws, whether our stockholders approve the merger (and related transactions), our ability to implement a Class A Share capital structure and whether we achieve the benefits we expect from the proposed change in our corporate structure. Other relevant factors have been and will be disclosed in the Company’s filings with the Securities and Exchange Commission (SEC).

Rowan UK has filed with the SEC a registration statement on Form S-4, which contains a definitive proxy statement/prospectus in connection with the proposed merger, and each of Rowan and Rowan UK may be filing other relevant materials with the SEC in connection with the transaction. The Company urges its stockholders – including participants in its equity based incentive compensation plans — and investors to read carefully the proxy statement/prospectus (and any other document that Rowan or Rowan UK subsequently files with the SEC) before making any voting or investment decision about the proposed merger, because they contain important information about Rowan, Rowan UK and the proposed merger and related transactions. Stockholders and investors may obtain these documents, as well as other filings containing information about Rowan and Rowan UK, for free at the SEC’s website, www.sec.gov, and Rowan’s website, www.rowancompanies.com, under the “Investor Relations” heading by accessing the “SEC filings” link.

Rowan, Rowan UK and their directors and executive officers and certain other members of management and employees, as well as Innisfree M&A Incorporated (Rowan’s proxy solicitor), may be deemed to be participants in the solicitation of proxies in respect of the proposed change in corporate structure. Information about the directors and executive officers of Rowan and their ownership in Rowan is included in the registration statement filed with the SEC and the documents and information incorporated by reference therein. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement/prospectus and other relevant materials filed with the SEC. You can obtain free copies of the documents by accessing the SEC’s and our website as described above.

Contact:

Suzanne M. Spera

Director of Investor Relations

(713) 960-7517

sspera@rowancompanies.com